Exhibit 99.2

Asensus Surgical 2Q24 Earnings Prepared Remarks

Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical second quarter financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer. In addition to the financial updates, we are also going to provide an update on the status of the proposed merger with KARL STORZ.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including statements about the Company’s pursuit of stockholder approval for the Merger Agreement and Merger, and whether the Company will be successful in securing the requisite vote of its stockholders or meet all of the other required closing conditions and the actual consummation of the Merger. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2023 Form 10-K filed in March 2024 and the Form 10-Q expected to be filed later today and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures, taken in conjunction with US GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Good afternoon, everyone. Thank you for joining us. On today's call, Shameze will begin by reviewing our second quarter financials.

I'd then like to focus my discussion on the status of our proposed merger with KARL STORZ. This potential transaction is significant and I want to walk you through the key aspects of this proposal and the potential impacts on our company's future. Given where we are in the merger process we will not be taking questions at the end of today’s call.

Shameze.

Shameze Rampertab

Starting with a review of our financials, for the three months ended June 30, 2024, the company reported revenue of $2.2 million as compared to revenue of $1.1 million in the three months ended June 30, 2023. Revenue in the second quarter of 2024 included $0.8 million in system revenue, $0.6 million in lease revenue, $0.6 million in instruments and accessories, and $0.2 million in services.

For the three months ended June 30, 2024, total operating expenses were $23.1 million, as compared to $18.9 million in the three months ended June 30, 2023.

For the three months ended June 30, 2024, net loss attributable to common stockholders was $25.7 million, or $0.09 per share, as compared to a net loss attributable to common stockholders of $20.7 million, or $0.09 per share, in the three months ended June 30, 2023.

For the three months ended June 30, 2024, the adjusted net loss attributable to common stockholders was $18.1 million, or $0.07 per share, as compared to an adjusted net loss of $20.3 million, or $0.09 per share, in the three months ended June 30, 2023.

Adjusted net loss is GAAP net loss, adjusted for the following items; amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The company had cash and cash equivalents excluding restricted cash of approximately $7.8 million as of June 30, 2024.

Now I'll turn it back to Anthony.

Anthony Fernando

Thanks Shameze.

On August 7, 2024, we adjourned our Special Meeting of stockholders which was scheduled to vote on the proposed Merger with KARL STORZ. Unfortunately, the merger proposal has not yet received proxies representing the votes necessary to proceed so we have adjourned the meeting until August 20th.

To date, we have only received proxies to vote for approximately 55% of our outstanding shares. This is a very low turnout for a matter of such importance. Regardless of whether you support the merger or not, we encourage you to exercise your rights as stockholders and vote your shares to make your voice heard. The Company has adjourned the Special Meeting to allow its retail stockholders additional time to consider and vote on each of the proposals, which are described in the Proxy Statement.

As a reminder, there are three proposals to consider:

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The first is the approval and adoption of the Agreement and Plan of Merger with KARL STORZ Endoscopy-America, Inc. This proposal seeks stockholder approval for our company to be acquired by way of a merger with and into a subsidiary of KARL STORZ Endoscopy-America as outlined in our proxy statement filed with the SEC on July 5, 2024. To pass, this proposal requires a YES vote from a majority of all outstanding shares, not just a majority of those shares that have been voted.

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The second is an advisory vote on the approval of certain compensation that may be paid or become payable to our named executive officers in connection with the Merger. Unlike the first proposal, this advisory vote requires approval from a majority of the shares that are voted, provided that a quorum is present.

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The third vote is for the approval of one or more adjournments of the Special Meeting to a later date or dates if necessary. This allows postponement of the meeting to solicit additional proxies to reach the required vote threshold for the proposal to approve and adopt the merger agreement.. Like the second proposal, this proposal only requires approval from a majority of the shares that have been actually voted, rather than a majority of all outstanding shares. Because we had the necessary votes, this proposal passed and we were able to adjourn the Special Meeting to Tuesday, August 20, at 10:00 am Eastern Time.

Of the shares that have voted on the merger proposal, over 80% majority have voted to approve the merger including all shares held by significant large institutional investors. This is in line with the recommendations from ISS and Glass Lewis, who recommend stockholders vote in favor of the merger. ISS and Glass Lewis are widely recognized as the leading independent voting and corporate governance advisory firms. Their analysis and recommendations are meaningful for many major institutional investment firms, mutual funds, and fiduciaries globally.

We would highly encourage stockholders who have not yet voted to consider the potential outcomes.

If the merger is not approved, we face significant near-term financial obligations, including a repayment to KARL STORZ of their $20 million securitized note, plus interest and prepayment premium, as well as transaction expenses we have incurred in connection with the pending merger. The sum of these obligations exceeds the available capital on our balance sheet. We do not believe we are in a position to raise the capital needed to fund these expenses and also to continue funding operations. Therefore, if the merger is not approved, we expect to seek bankruptcy protection.

It's important to note that KARL STORZ has a security interest in all of our assets. This means that KARL STORZ holds a legal claim over our company's assets as collateral for the debt we owe them. In a bankruptcy scenario, this security interest would give KARL STORZ priority over other creditors and stockholders in claims against our assets. As a result, in the event of bankruptcy, we believe our common stockholders will receive less than the merger consideration and may not receive distributions at all in a bankruptcy setting.

We have heard from stockholders that they would like us to get a higher price than $0.35 per share. I want to emphasize that we have exhausted all reasonable options available to us to get a higher price and our directors believe $0.35 per share is the best price reasonably obtainable for stockholders. Before accepting the KARL STORZ deal, we explored various alternatives, including partnerships and potential acquisitions. As described more fully in the proxy statement, we solicited interest from other potential partners and acquirers, but none of these discussions led to a proposal other than the proposal from KARL STORZ. Since the announcement of this transaction on April 3, 2024, no other company has expressed interest in offering a higher price than KARL STORZ.

The $0.35 per share offered by KARL STORZ, while likely lower than many stockholders’ initial investment, represents the best available price reasonably available given our current circumstances. We understand this price is disappointing, especially for long-term investors who have seen higher valuations in the past. However, it is crucial to recognize that this offer provides some return, whereas a bankruptcy scenario would likely result in stockholders receiving little or nothing for their shares.

I cannot overstate the importance of every single stockholder's participation in this vote. Whether you support the merger or not, your vote matters. If you haven't voted yet, please review the information we've provided today and in our proxy statement, which was filed with the SEC on July 5, 2024, and cast your vote as soon as possible. You can access the proxy statement at www.sec.gov or on our website at asensus.com/Investors.

In closing, I want to express my deepest gratitude to our dedicated employees who continue to work tirelessly to advance our mission. As we face this crucial vote, we ask for your support in securing the best possible outcome for all stakeholders.

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